GlobalWise Investments, Inc. www.GlobalWiseInvestments.com Matthew Chretien, President & CEO 614-388-8909 Contact@GlobalWiseInvestments.com

Exhibit 99.1

GlobalWise Investments Announces Results for First Quarter 2014

COLUMBUS, OH – (Marketwire – May 15, 2014) – GlobalWise Investments, Inc. (OTCQB: GWIV) (OTCBB: GWIV) (the “Company”) (www.GlobalWiseInvestments.com) and its wholly owned subsidiary Intellinetics, Inc., a leading-edge technology company focused on the design, implementation and management of cloud-based Enterprise Content Management (“ECM”) systems in both the public and private sectors, announce financial results for the fiscal quarter ended March 31, 2014.

The Company's total revenues for the three months ended March 31, 2014 were $299,183 as compared to $354,871 for the same period in 2013, a decrease of $55,688, or 16%, primarily attributable to decreases in revenues from professional services and software maintenance services.

Overall gross margins were 79% and 44% for the three months ended March 31, 2014 and 2013, respectively, an increase of 30%.

Total operating expenses were $591,573 for the three months ended March 31, 2014 as compared to $801,275 for the three months ended March 31, 2013, representing a decrease of 26% or $209,702. The decrease in operating expenses is primarily due to a reduction in sales and marketing expense.

GlobalWise reported a net operating loss of $403,822 and $671,797 for the three months ended March 31, 2014 and 2013, respectively, representing a decrease in net loss of $267,975 or 40%.

Matthew Chretien, President and CEO of GlobalWise stated, “In Q1 of 2014, Intellinetics continued to implement MarketCommandTM which, going forward we will refer to as IntelliCloudTM, our reseller program for print/imaging and IT solutions providers. In Q1 of 2014, we on-boarded five (5) partners who are actively selling IntelliCloudTM based orders. We also entered into an alliance with Muratec, a hardware OEM, to present the IntelliCloudTM program to its 600 dealer network.”

“Our first quarter results continue to reflect our shift in focus from premise-based, one-time sales to the new low-cost, cloud-based IntelliCloudTM, which has been challenging from a revenue perspective. However, as the number of active IntelliCloudTM increases, it will generate growing recurring revenue. The video link below captures the simplicity of IntelliCloudTM in action. Its power is in the simplicity of messaging and its delivery as a feature of the multi-function devices most businesses already own.”

http://www.intellinetics.com/video

About GlobalWise Investments, Inc.

GlobalWise Investments, Inc., via its wholly owned subsidiary Intellinetics, Inc., is a Columbus, Ohio based Enterprise Content Management (ECM) pioneer with industry-leading software that delivers cloud ECM based solutions on-demand. The Company’s flagship platform, Intellivue™, represents a new industry benchmark and game-changing solution by enabling clients to access and manage the content of every scanned document, file, spreadsheet, email, photo, audio file or video tape — virtually anything that can be digitized — in their enterprise from any PC, laptop, tablet or smartphone from anywhere in the world.

For additional information, please visit the Company’s corporate website: www.GlobalWiseInvestments.com

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GLOBALWISE INVESTMENTS, INC. and SUBSIDIARY

Condensed Consolidated Balance Sheets

	(Unaudited)
	March 31,	December 31,
	2014	2013

ASSETS

Current assets:
Cash	$19,332	$260,560
Accounts receivable, net	183,586	144,071
Prepaid expenses and other current assets	53,443	39,242
Total current assets	256,361	443,873

Property and equipment, net	48,380	53,226
Other assets	26,846	28,925

Total assets	$331,587	$526,024

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities:
Accounts payable and accrued expenses	$579,809	$502,646
Deferred compensation	215,012	-
Deferred revenues	477,548	482,428
Notes payable - current	949,765	711,266
Accrued interest - related party	38,971
Notes payable - related party - current	217,915	-
Total current liabilities	2,479,020	1,696,340

Long-term liabilities:
Deferred compensation	-	215,012
Notes payable - net of current portion	1,016,254	1,114,394
Notes payable - related party - net of current portion	-	222,915
Deferred interest expense	81,328	83,942
Other long-term liabilities - related parties	-	34,614
Total long-term liabilities	1,097,582	1,670,877

Total liabilities	3,576,602	3,367,217

Stockholders' deficit:
Common stock, $0.001 par value, 50,000,000 shares authorized; 47,362,047 shares issued and outstanding at March 31, 2014 and December 31, 2013	54,363	54,363
Additional paid-in capital	4,912,814	4,912,814
Accumulated deficit	(8,212,192)	(7,808,370)
Total stockholders' deficit	(3,245,015)	(2,841,193)
Total liabilities and stockholders' deficit	$331,587	$526,024

GLOBALWISE INVESTMENTS, INC. and SUBSIDIARY

Condensed Consolidated Statements of Operations

(Unaudited)

	For the Three Months Ended March 31,
	2014	2013
Revenues:
Sale of software	$8,000	$8,660
Software as a service	39,442	34,790
Software maintenance services	210,522	223,464
Professional services	29,424	72,772
Third party services	11,795	15,185
Total revenues	299,183	354,871

Cost of revenues:
Sale of software	6,444	121,305
Software as a service	6,930	6,909
Software maintenance services	31,747	27,950
Professional services	9,710	1,318
Third party services	8,597	22,002
Total cost of revenues	63,428	179,484

Gross profit	235,755	175,387

Operating expenses:
General and administrative	468,469	568,148
Sales and marketing	116,174	227,783
Depreciation	6,930	5,344
Total operating expenses	591,573	801,275

Loss from operations	(355,818)	(625,888)

Other income (expenses)
Derivative gain	-	15,470
Interest expense, net	(48,004)	(61,379)
Total operating expenses	(48,004)	(45,909)

Net loss	$(403,822)	$(671,797)

Basic and diluted net loss per share	$(0.01)	$(0.02)

Weighted average number of common shares outstanding - basic and diluted	47,362,047	39,620,613

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